Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Bannix Acquisition Corp.

We hereby consent to the inclusion in the Registration Statement of Bannix Acquisition Corp.  (the "Company") on Form S-1 of our report dated February 15, 2021  on our audit of the financial statements of the Company as of February 9, 2021 and for the period from January 21, 2021 (inception) through February 9, 2021, which includes an emphasis of matter paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

February 19, 2020